As filed with the Securities and Exchange Commission on July 18, 2019

Registration No. 333-189687

Registration No. 333-193472

Registration No. 333-203003

Registration No. 333-210232

Registration No. 333-216682

Registration No. 333-223653

Registration No. 333-230249

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-189687

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-193472

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-203003

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-210232

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-216682

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-223653

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-230249

UNDER

THE SECURITIES ACT OF 1933

Aratana Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-3826477
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

11400 Tomahawk Creek Parkway, Suite 340 Leawood, KS	66211
(Address of principal executive offices)	(Zip Code)

Aratana Therapeutics, Inc. 2010 Equity Incentive Plan

Aratana Therapeutics, Inc. 2013 Incentive Award Plan

(Full title of plan)

Craig A. Tooman
President and Chief Executive Officer
Aratana Therapeutics, Inc.
11400 Tomahawk Creek Parkway, Suite 340

Leawood, KS 66211

(Name and Address of Agent for Service)

(913) 353-1000

(Telephone Number, including Area Code, of Agent for Service)

Copies to:

Stephanie M. Hosler, Esq.

Taavi Annus, Esq.

Bryan Cave Leighton Paisner LLP

One Metropolitan Square

211 N. Broadway, Suite 3600

St. Louis, Missouri 63102

Tel: (314) 259-2000

Fax: (314) 259-2020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Aratana Therapeutics, Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements:

•                  Registration No. 333-189687 filed with the SEC on June 28, 2013, pertaining to the registration of an aggregate of 2,475,604 shares of the Registrant’s common stock,  par value of $0.001(“Common Stock”), under the Registrant’s 2010 Equity Incentive Plan and 2013 Incentive Award Plan.

•                  Registration No. 333-193472 filed with the SEC on January 21, 2014, pertaining to the registration of an aggregate of 963,909 shares of the Registrant’s Common Stock, under the Registrant’s 2013 Incentive Award Plan.

•                  Registration No. 333-203003 filed with the SEC on March 25, 2015, pertaining to the registration of an aggregate of 1,203,369 shares of the Registrant’s Common Stock, under the Registrant’s 2013 Incentive Award Plan.

•                  Registration No. 333-210232 filed with the SEC on March 15, 2016, pertaining to the registration of an aggregate of 1,203,369 shares of the Registrant’s Common Stock, under the Registrant’s 2013 Incentive Award Plan.

•                  Registration No. 333-216682 filed with the SEC on March 14, 2017, pertaining to the registration of an aggregate of 1,203,369 shares of the Registrant’s Common Stock, under the Registrant’s 2013 Incentive Award Plan.

•                  Registration No. 333-223653 filed with the SEC on March 14, 2018, pertaining to the registration of an aggregate of 1,203,369 shares of the Registrant’s Common Stock, under the Registrant’s 2013 Incentive Award Plan.

•                  Registration No. 333-230249 filed with the SEC on March 13, 2019, pertaining to the registration of an aggregate of 1,203,369 shares of the Registrant’s Common Stock, under the Registrant’s 2013 Incentive Award Plan.

On July 18, 2019, pursuant to an Agreement and Plan of Merger, dated as of April 26, 2019 (the “Merger Agreement”), by and among Elanco Animal Health Incorporated, an Indiana corporation (“Elanco”), Elanco Athens Inc., a Delaware corporation and a direct wholly owned subsidiary of Elanco (“Acquisition Sub”), and Aratana Therapeutics, Inc., a Delaware corporation (“Aratana” or the “Company”), Acquisition Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Elanco (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Leawood, Kansas, on July 18, 2019.

Aratana Therapeutics, Inc.

Date: July 18, 2019	By:	/s/ Craig A. Tooman
Name: Craig A. Tooman
Title: President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.